Exhibit 99.1

National CineMedia, Inc. Reports Results for

Fiscal Second Quarter 2009

~ Provides Third Quarter and Full Year 2009 Outlook ~

~ Announces Quarterly Cash Dividend ~

Centennial, CO – August 6, 2009 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 41.5% of National CineMedia, LLC (NCM LLC), the operator of the largest digital in-theatre network in North America, today announced consolidated results for the second fiscal quarter ended July 2, 2009.

Total revenue for the second quarter 2009 grew 7.2% to $92.9 million from $86.7 million for the comparable quarter last year. Advertising revenue for the second quarter 2009 was $83.5 million, an increase of 11.6% compared to $74.8 million for the comparable quarter last year. Meetings and Events revenue decreased 21.0% to $9.4 million in the second quarter of 2009 compared to $11.9 million for the comparable quarter last year. National advertising inventory utilization for the quarter was 81.3% versus 66.2% in the comparable period in 2008. Adjusted OIBDA increased 5.8% to $45.3 million for the second quarter 2009 from $42.8 million for the comparable quarter last year. Adjusted OIBDA as a percentage of total revenue decreased to 48.8% in the current quarter from 49.4% in the second quarter of 2008. Net income for the second quarter of 2009 was $7.1 million, or $0.17 per diluted share, compared to a net income of $4.3 million, or $0.10 per diluted share for the comparable quarter last year. Results for the second quarter of 2009 include a $4.5 million pre-tax non-cash gain related to an ineffective hedging instrument. Excluding this non-cash gain, net income for the second quarter of 2009 was $5.9 million, or $0.14 per diluted share.

For the six months ended July 2, 2009, total revenue was $166.4 million compared to $149.4 million for the first half of 2008. Net income for the six months ended July 2, 2009 was $8.3 million, or $0.20 per diluted share, compared to net income of $3.9 million for the first half of 2008, or $0.09 per diluted share. Results for the first half of 2009 include a $6.4 million pre-tax non-cash gain related to an ineffective hedging instrument. Excluding this non-cash gain, net income for the six months ended July 2, 2009 was $6.6 million, or $0.16 per diluted share.

The Company announced today that its Board of Directors has authorized the Company’s second quarter cash dividend of $0.16 per share of common stock. The dividend will be paid on September 3, 2009, to stockholders of record on August 20, 2009. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors dependent on available cash, anticipated cash needs, overall financial condition, future prospects for earnings and cash flows as well as other relevant factors.

“Our second quarter performance reflects growth driven by continued national advertising market share gains that more than offset the impact of lower revenue across the rest of our businesses,” said Kurt Hall, National CineMedia’s Chairman and CEO. “Our national advertising revenue increase, excluding beverage revenue, of over 21% for the current quarter and 25% for the six months in a difficult marketplace reflects the strengthening of our network, the continued expansion of our client base and a higher allocation of content partner spending to the first half of the year. These factors resulted in a 23 percentage point increase in national inventory utilization during the current quarter, despite an 18% increase in salable inventory.”

Mr. Hall concluded, “Our strong second quarter results notwithstanding, a considerably more difficult pricing environment and challenging financial comparisons lay ahead in the second half of the year. Given those realities combined with an increasingly late-breaking scatter market, we continue to manage our operating costs and investments very carefully. While the next two quarters will be challenging given our strong last half of 2008, we are very well positioned when the economy begins to turn as we will benefit from additional digital network improvements and our broader client base.”

Supplemental Information

Payments made by AMC to NCM LLC pursuant to the Loews screen integration agreement were $0.0 million, $0.1 million (Star Theatres), $3.2 million and $4.0 million for the quarter ended July 2, 2009, the six months ended July 2, 2009, the quarter ended June 26, 2008 and the six months ended June 26, 2008, respectively. The payments made by Regal associated with Consolidated Theatres payments were $0.8 million, $1.1 million, $0.5 million and $0.5 million for the quarter ended July 2, 2009, the six months ended July 2, 2009, the quarter ended June 26, 2008 and the six months ended June 26, 2008, respectively. The AMC Loews integration payments were recorded directly to equity, while the Regal payments were recorded as a reduction of an intangible asset.

2009 Outlook

For the third quarter of 2009, the Company expects total revenue to be in the range of $94 million to $97 million and Adjusted OIBDA to be in the range of $49 million to $51 million.

The Company expects full year 2009 total revenue to be in the range of $360 to $370 million and Adjusted OIBDA to be $175 to $185 million. The annual guidance range is wider than has been historically provided due to a later breaking national advertising scatter market resulting in less fourth quarter visibility.

This outlook for the third quarter and fiscal 2009 does not reflect any potential make-goods being generated.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. Eastern time. The live call can be accessed by dialing (877) 407-0789 or for international participants (201) 689-8562. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, August 20, 2009, by dialing (877) 660-6853 or for international participants (201) 612-7415, and entering account 3055 and conference ID 329264.

About National CineMedia, Inc.

NCM LLC operates the largest digital in-theatre network in North America through long-term agreements with its founding members, AMC Entertainment Inc., Cinemark Holdings Inc. (NYSE: CNK) and Regal Entertainment Group (NYSE: RGC), the three largest theatre operators in the U.S., and through multi-year agreements with several other theatre operators. NCM LLC produces and distributes its FirstLook pre feature program; cinema, lobby and online advertising products; comprehensive meeting and event services and other entertainment programming content. NCM LLC’s national network includes approximately 16,800 screens of which approximately 15,500 are part of the company’s Digital Content Network (DCN). NCM LLC’s network covers 171 Designated Market Areas® (49 of the top 50). During 2008, approximately 660 million patrons attended movies shown in theatres currently included in the network (excluding Regal Consolidated Theatres). National CineMedia, Inc. (NASDAQ: NCMI) owns a 41.5% interest in and is the managing member of NCM LLC. To learn more about National CineMedia Inc., please visit the Company’s website at www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements regarding guidance and the dividend policy. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; 9) changes in interest rates, and 10) changes in accounting principles. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; unidentified restructuring charges; sales and acquisitions of operating assets and investments; any future noncash impairments of goodwill, intangible and fixed assets; amounts related to securities litigation; or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Lauren Leff
800-844-0935	303-957-1709
investors@ncm.com	lauren.leff@ncm.com

NATIONAL CINEMEDIA, INC.

Statement of Operations

Unaudited

($ in millions, except per share data)

	Quarter Ended July 2, 2009	Quarter Ended June 26, 2008
REVENUE:
Advertising (including revenue from founding members of $9.9 and $10.6 million, respectively)	$83.5	$74.8
Meetings and Events	9.4	11.9

Total	92.9	86.7

OPERATING EXPENSES:
Advertising operating costs	4.8	3.8
Meetings and Events operating costs	5.9	7.3
Network costs	4.8	3.9
Theatre access fees—founding members	14.0	12.1
Selling and marketing costs	12.3	11.9
Administrative costs	7.3	5.7
Severance plan costs	—	0.1
Depreciation and amortization	3.9	2.8

Total	53.0	47.6

OPERATING INCOME	39.9	39.1

Interest Expense, Net
Borrowings	11.9	12.4
Change in derivative fair value	(4.5)	—
Accretion of interest on the discounted income taxes payable to founding members	3.2	2.9
Interest income and other	(0.1)	(0.2)

Total	10.5	15.1

INCOME BEFORE INCOME TAXES	29.4	24.0
Provision for Income Taxes	10.2	10.5

CONSOLIDATED NET INCOME	19.2	13.5

Less: Net Income Attributable to Noncontrolling Interests, net of tax	12.1	9.2

NET INCOME ATTRIBUTABLE TO NCM, INC.	$7.1	$4.3

EARNINGS PER SHARE:
Basic	$0.17	$0.10
Diluted	$0.17	$0.10

NATIONAL CINEMEDIA, INC.

Statement of Operations

Unaudited

($ in millions, except per share data)

	Six Months Ended July 2, 2009	Six Months Ended June 26, 2008
REVENUE:
Advertising (including revenue from founding members of $18.3 and $20.8 million, respectively)	$143.6	$128.5
Meetings and Events	22.8	20.9

Total	166.4	149.4

EXPENSES:
Advertising operating costs	9.0	6.5
Meetings and Events operating costs	14.6	13.6
Network costs	9.2	8.0
Theatre access fees—founding members	26.4	23.6
Selling and marketing costs	24.1	23.5
Administrative and other costs	13.5	12.4
Severance plan costs	—	0.3
Depreciation and amortization	7.5	4.7

Total	104.3	92.6

OPERATING INCOME	62.1	56.8

Interest Expense, Net
Borrowings	23.8	26.0
Change in derivative fair value	(6.4)	—
Accretion of interest on the discounted income taxes payable to founding members	6.3	5.7
Interest income and other	(0.2)	(0.6)

Total	23.5	31.1

INCOME BEFORE INCOME TAXES	38.6	25.7
Provision for Income Taxes	14.0	11.2

CONSOLIDATED NET INCOME	24.6	14.5
Less: Net Income Attributable to Noncontrolling Interests, net of tax	16.3	10.6

NET INCOME ATTRIBUTABLE TO NCM, INC.	$8.3	$3.9

EARNINGS PER SHARE:
Basic	$0.20	$0.09
Diluted	$0.20	$0.09

NATIONAL CINEMEDIA, INC.

Selected Balance Sheet Data

Unaudited ($ in millions)

	July 2, 2009	January 1, 2009
Cash, cash equivalents and short-term investments	$61.6	$69.2
Receivables, net	79.3	92.2
Property and equipment, net	26.5	28.0
Total Assets	603.6	609.6
Borrowings	805.2	799.0
Stockholders’ equity/(deficit)	(499.6)	(526.3)
Total Liabilities and Stockholders’ Equity	603.6	609.6

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

	Quarter and Six Months Ended July 2, 2009	Quarter and Six Months Ended June 26, 2008
Total Screens at Period End (1) (6)	16,848	17,049
Founding Member Screens at Period End (2) (6)	14,515	14,278
Total Digital Screens at Period End (3)	15,476	14,696

	Quarter Ended July 2, 2009	Quarter Ended June 26, 2008	Six Months Ended July 2, 2009	Six Months Ended June 26, 2008
Total Attendance for Period (4) (6) (in millions)	180.2	155.2	338.5	298.9
Founding Member Attendance for Period (5) (6) (in millions)	158.6	134.0	294.3	262.0
Capital Expenditures (in millions)	$2.0	$3.7	$4.5	$9.0

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the sum of founding member screens.
(3)	Represents the total number of screens that are connected to the digital content network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.
(6)	Excludes AMC Loews attendance for all periods prior to June 2008. Excludes Star Theatres (a subsidiary of AMC Loews) attendance for all periods prior to March 2009 and Regal Consolidated Theatres for all periods presented.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(in millions, except advertising revenue per attendee and per share data)

	Quarter Ended July 2, 2009	Quarter Ended June 26, 2008	Six Months Ended July 2, 2009	Six Months Ended June 26, 2008
Advertising Revenue	$83.5	$74.8	$143.6	$128.5
Total Revenue	92.9	86.7	166.4	149.4
Operating Income	39.9	39.1	62.1	56.8

Total Attendance (1)	180.2	155.2	338.5	298.9
Advertising Revenue / Attendee	$0.46	$0.48	$0.42	$0.43

OIBDA	$43.8	$41.9	$69.6	$61.5
Adjusted OIBDA	45.3	42.8	72.2	63.5
Adjusted OIBDA Margin	48.8%	49.4%	43.4%	42.5%

Earnings Per Share – Basic	$0.17	$0.10	$0.20	$0.09
Earnings Per Share – Diluted	$0.17	$0.10	$0.20	$0.09

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes AMC Loews attendance for all periods prior to June 2008. Excludes Star Theatres (a subsidiary of AMC Loews) attendance for all periods prior to March 2009 and Regal Consolidated Theatres for all periods presented.

(See attached tables for the non-GAAP reconciliation)

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited ($ in millions)

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (OIBDA), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. OIBDA represents operating income (loss) before depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA non-cash severance plan costs, share based payment costs and deferred stock compensation. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies and non-cash share based compensation programs, or different interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s non-cash severance plan costs, share based payment costs and deferred stock compensation. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

OIBDA, Adjusted OIBDA and OIBDA margin

The following table reconciles operating income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended July 2, 2009	Quarter Ended June 26, 2008	Six Months Ended July 2, 2009	Six Months Ended June 26, 2008
Operating income	$39.9	$39.1	$62.1	$56.8
Depreciation and amortization	3.9	2.8	7.5	4.7

OIBDA	43.8	41.9	69.6	61.5
Severance plan costs	—	0.1	—	0.3
Share-based compensation costs (1)	1.5	0.8	2.6	1.7

Adjusted OIBDA	$45.3	$42.8	$72.2	$63.5

Total Revenue	$92.9	$86.7	$166.4	$149.4

Adjusted OIBDA margin	48.8%	49.4%	43.4%	42.5%

Adjusted OIBDA	$45.3	$42.8	$72.2	$63.5
AMC Loews\Regal Consolidated Theatres Payments	0.8	3.7	1.2	4.5

Adjusted OIBDA after AMC Loews\Regal Consolidated Theatres Payments	$46.1	$46.5	$73.4	$68.0

(1)	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Outlook (in millions)

	Quarter Ending Oct. 1, 2009		Year Ending December 31, 2009
	Low	High	Low	High
Operating Income	$43.7	$45.5	$154.1	$163.8
Depreciation and amortization	3.9	4.0	15.4	15.6

OIBDA	$47.6	$49.5	$169.5	$179.4
Share-based compensation costs (1)	1.4	1.5	5.5	5.6

Adjusted OIBDA	$49.0	$51.0	$175.0	$185.0

Total Revenue	$94.0	$97.0	$360.0	$370.0

Net Income and Earnings Per Share Excluding Non-Cash Charges

Net income excluding non-cash charges and earnings per share excluding non-cash charges are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. Net income excluding non-cash charges and earnings per share excluding non-cash charges are calculated using reported net income and earnings per share and adding back the non-cash charge related to an ineffective hedging instrument as well as non-cash impairment charges and an estimated liability associated with an investment. These non-GAAP financial measures are used by management as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Net income excluding non-cash charges should not be regarded as an alternative to net income and earnings per share excluding non-cash charges should not be regarded as an alternative to earnings per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net income and earnings per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income and earnings per share as reported to net income excluding non-cash charges and earnings per share excluding non-cash charges for the periods presented (dollars in millions):

	Quarter Ended July 2, 2009	Six Months Ended July 2, 2009
Net Income as reported	$7.1	$8.3

Hedge ineffectiveness as reported	(4.5)	(6.4)
Effect of provision for income taxes (38% effective rate)	1.7	2.4
Effect of minority interest on tax effected adjustment (58.5%)	1.6	2.3

Net change in derivative fair value	(1.2)	(1.7)

Net income excluding non-cash charges	$5.9	$6.6

Weighted Average Shares Outstanding
Basic	42,118,740	42,117,146
Diluted	42,387,189	42,262,574

Earnings Per Share:
Basic earnings per share as reported	$0.17	$0.20
Hedge Ineffectiveness	(0.03)	(0.04)

Basic earnings per share excluding non-cash charges	$0.14	$0.16

Diluted earnings per share as reported	$0.17	$0.20
Hedge Ineffectiveness	(0.03)	(0.04)

Diluted earnings per share excluding non-cash charges	$0.14	$0.16